Ellington Financial Inc. S-3ASR

Ex-23.5

9780 S. Meridian Blvd., Suite 500 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our reports dated February 24, 2023, February 26, 2024, and February 26, 2025, with respect to the statements of condition of LendSure Mortgage Corp. as of December 31, 2022, December 31, 2023, and December 31, 2024, respectively, the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022, December 31, 2023, and December 31, 2024, respectively, and the related notes, which reports appear in the Form S- 3 of Ellington Financial Inc. dated December 23, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Englewood, Colorado

December 23, 2025